Exhibit 10.16

DATED APRIL 12, 2006

Between

SMF MANAGEMENT CONSULTANTS B.V.

(as Purchaser)

and

BLYTH HOLDING B.V.

(as Seller)

and

BLYTH, INC.

(as Guarantor)

and

JOHANNES VAN TOL

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT is made on this 12th day of April, 2006 (the “Agreement”)

Between:

(1)                                  SMF MANAGEMENT CONSULTANTS B.V. a private limited liability company organized and existing under the laws of The Netherlands (the “Purchaser”). The Purchaser is a subsidiary of Nijenveste Holding B.V. with its principal place of business at Dijkstraat 14, 7121ET Aalten, The Netherlands;

and

(2)                                  BLYTH, INC., a corporation organized and existing under the laws of the state of Delaware, United States of America, with its principal place of business at One East Weaver Street, Greenwich, CT 06831, United States of America (“Blyth”);

and

(3)                                  BLYTH HOLDING B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office in Tilburg and its principal place of business at Gesworenhoekseweg 8, 5047 TM in Tilburg, The Netherlands (the “Seller”);

and

(4)                                  JOHANNES VAN TOL, a private individual, residing at Dijkstraat 14, 7121 ET, Aalten, The Nethertlands (“Van Tol”),

WHEREAS :

(A)                              Seller is the legal and beneficial owner of the entire issued share capital of Kaemingk B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office at Amsterdam and its principal place of business at Broekstraat 13, 7122 MN, Aalten, The Netherlands (the “Company”);

(B)                                The Company is in the business of designing and selling Christmas and spring items;

(C)                                Van Tol, being the ultimate owner of the Purchaser, sold the Company through his holding company, Nijenveste Holding B.V., to the Seller pursuant to the Original Agreement and has remained the managing director of the Company for the entire period through the Closing Date; and

(D)                               The Seller and the Purchaser have agreed that the Seller shall sell and transfer to the Purchaser and the Purchaser shall purchase and acquire from Seller 100% of the total issued share capital of the Company, consisting of 2000 shares, nominal value €45.00 per share, numbered 1 to 2000 (the “Shares”), for the consideration and on the terms and subject to the conditions contained in this Agreement.

(E)                                 Blyth, being the sole shareholder of the Seller, has agreed to guarantee the obligations of the Seller.

THEREFORE IT IS HEREBY AGREED as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1                                 Definitions. In this Agreement, unless the context otherwise requires the words and expressions used in this Agreement shall have the meanings set out in Schedule 1.

1.2                                 Headings. Headings are inserted for convenience only and shall not affect the construction of this Agreement.

ARTICLE 2 - SALE AND PURCHASE OF SALE SHARES

2.1                                 Sale and Purchase. The Seller hereby, subject to the terms and conditions of the Agreement, sells (“verkoopt”) the Shares to Purchaser, and Purchaser hereby, subject to the terms and conditions of this Agreement, purchases (“koopt”) the Shares from the Seller.

2.2                                 Transfer. At Closing, the Seller agrees to transfer (“leveren”) to Purchaser the Shares and the Purchaser agrees to accept the transfer of the Shares from the Seller.

ARTICLE 3 – CONSIDERATION FOR THE SHARES

3.1                                Purchase Price. The consideration for the Shares payable by Purchaser to Seller shall consist of a fixed amount payable at Closing (the “Consideration”).

3.2                                Consideration payable at Closing. The Consideration payable by Purchaser to Seller at Closing shall, subject to reduction as provided in Article 3.4, be €34,000,000 (Thirty Four Million Euro), all of which shall be paid at Closing to the Seller.

3.3                                Payment. The Consideration shall be satisfied by payment in cash by the Purchaser to the Seller on the Closing Date.

3.4                                Adjustment of Consideration. The Consideration shall be reduced by the amount owing from Seller to Purchaser under Article 5.1.3. of the Original Agreement, which Purchaser agrees shall fully and finally satisfy of any and all amounts owing from Seller to Purchaser under Article 5.1. of the Original Agreement in connection with the Deed of Assignment. The amount to be reduced is €5,500,000 (Five Million, Five Hundred Thousand Euros).

ARTICLE 4 – CLOSING

4.1                                 Time and Place of Closing. Closing shall take place at the offices of NautaDutilh N.V., Strawinskylaan 1999, 1077 XV, Amsterdam, The Netherlands, at 10:00 a.m. on April 12, 2006 or at such other place and time as shall be mutually agreed between the Parties, where all (and not some only) of the events described in this Article 4 shall occur.

4.2                                 Seller’s Closing obligations. At Closing, the Seller shall:

(a)                       deliver or cause to be delivered to the Purchaser:

(i)                           the original Shareholders Register;

(b)                      execute:

(i)                           the Notarial Transfer Deed;

(ii)                        the Escrow Termination Instructions;

(c)                       cause:

(i)                           the Company to execute the Notarial Transfer Deed;

(d)                      authorize the civil law notary executing the Notarial Transfer Deed to make the relevant entries in the Shareholders Register.

4.3                                 Purchaser’s Closing Obligations. At Closing, and upon the delivery of the items set out in Article 4.2 above, the Purchaser shall:

(a)                       execute the Notarial Transfer Deed;

(b)                      instruct the civil law notary of NautaDutilh N.V. (who, prior to Closing, shall have received from the Purchaser an amount equal to the Consideration on its third party account) to pay the Consideration to a bank account designated by the Seller (or as otherwise be designated by the Seller in writing), and Seller’s receipt thereof shall be an absolute discharge therefor.

4.4                               Seller’s and Purchaser’s Post- Closing Obligations.

Within four months after Closing Date, Purchaser and Seller shall determine in good faith the Intercompany Receivable and shall promptly make payment thereof.

 4.5                              Non-Compliance. If the Seller or Purchaser fails to perform any action required from it under Article 4.2 or 4.3, the other Party may, at its option and without prejudice to any of its other rights and claims (including, also if this Agreement is terminated, any right to payment of damages):

(a)                                  demand that the defaulting Party performs the relevant actions on a day and at a time to be determined by the non-defaulting Party; or

(b)                                 terminate this Agreement by written notice (without any liability towards the defaulting Party).

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

5.1                                 Warranties of the Seller. The Seller represents, warrants and undertakes (“verklaart, staat er voor in en garandeert”) to and with the Purchaser that each of the Warranties is at the date of this Agreement true and accurate.

ARTICLE 6 - REMEDIES FOR BREACHES

6.1                                 Breaches and Infringements. In the event of an infringement (“inbreuk”) of any of the Warranties given by the Seller or in the event of a default (“tekortkoming”) in the compliance (“nakoming”) by the Seller of any other obligations under this Agreement (collectively: a “Breach”), the Seller shall reimburse and hold harmless (“schadeloos stellen”) either the Purchaser or the Company (at the option of the Purchaser) for all damages, losses, reasonable costs and expenses (“Damages”) suffered by the Purchaser or the Company as a result of the Breach, without prejudice to other statutory rights of the Purchaser.

6.2                                 Damages. The Parties agree that the Damages shall include the amount necessary to put the Purchaser – or at the option of the Purchaser, the Company – in a position similar to the position the Purchaser or Company would have been in without the relevant Breach

6.3                                 Claim on behalf of the Company. It is expressly understood that if and to the extent an event gives rise to a Claim under more than one Warranty, the Purchaser shall be entitled to file a Claim under any such breached Warranty as it may deem fit, on its own behalf and/or on behalf of the Company as third party beneficiary of the right to be reimbursed and held harmless pursuant to this Article 6, provided, however, that it cannot claim reimbursement of the same Damages twice. Also, for the avoidance of doubt it is expressly confirmed and understood that where this Article 6 refers to “Damages suffered by the Purchaser or the Company”, such damages shall not be deemed to have been doubly incurred by both the Purchaser and the Company, which means that any Damages suffered for which the Company is reimbursed cannot be claimed twice by the Purchaser, and vice versa.

6.4                                 Additional Indemnity. In addition, and without prejudice to Article 6.1, the Seller shall indemnify and hold the Purchaser and the Company harmless from any and all Damages arising out of or in connection with all liability of the Company for Taxes attributable to tax periods ending on or before the Closing Date, to the extent not reserved against in the Company’s balance sheet it being understood and agreed that (i) the threshold as set forth in Article 6.7 shall not apply and (ii) in the event the Tax authorities have performed a full Tax audit in respect of a financial year and all Tax liabilities arising out of such Tax audit have been fully and finally settled by the Company, the liability of the Seller under this Article 6.4 shall be extinguished for (a) the Tax liabilities for which such Tax audit was performed and (b) such financial year (only).

6.5.                              Limitation of Liability. Subject to Article 6.8, the aggregate amount to which the Purchaser shall be subject pursuant to this Agreement shall be limited to €5,000,000.

6.6                                Survival. Subject to Article 6.8, all Warranties shall survive the Closing Date for three (3) years.

6.7                                Threshold.

(i)                                    The Purchaser shall not be entitled to seek indemnification for any Claim for Breach unless the total amount of Damages arising from such Breach exceeds €25,000;

(ii)                                 Subject to Article 6.8, the Purchaser agrees not to enforce any Claim until the aggregate amount of all indemnifiable Claims exceeds €250,000 and then the Purchaser shall be entitled to recover all Claims from the first Euro.

6.8                                 Qualifications to Limitations. If in any case a Claim has arisen by reason of:

(i)                                     fraud or wilful concealment or dishonesty or deliberate non-disclosure on the part of the Seller prior to the date of this Agreement; or

(ii)                                  the Seller not having good and unencumbered title to any of the Shares (other than as a result of a breach by Purchaser in the Original Agreement);

(iii)                               the Seller or any signatory on its behalf being claimed not to have had legal authority or capacity to enter into the Agreement or any agreement ancillary thereto;

then in any such case none of the limitations set forth in Articles 6.5, 6.6 and 6.7 shall apply.

6.9                                 Events after Closing. No Claim by Purchaser for any Breach shall arise to the extent that the Claim arises as a result of (i) any change in the accounting principles applied by the Company subsequent to Closing, or of (ii) any changes in applicable laws or regulations after Closing or of (iii) a new interpretation of existing laws by a court or other public authority in a judgement or decision published after Closing.

6.10                           Payments received. If the Seller has made a payment for damages and the Purchaser or the Company simultaneously therewith or subsequently thereto receives any benefit (tax, insurance or otherwise) other than from the Seller which would not have been received but for the circumstance giving rise to the Claim in respect of which the payment for damages was made by the Seller, the Purchaser shall, once it or the

Company has received the benefit, forthwith repay to the Seller an amount equal to the lesser of the amount of such benefit and the amount paid by the Seller.

6.11                          Claim Procedure.

(a)                                 The Purchaser shall give the Seller written notice (the “Indemnification Notice”) of any facts and the circumstances giving rise to a Claim within 30 days of the Purchaser’s becoming aware of the facts and circumstances giving rise to such Claims. However, failure of the Purchaser to give such notice within such 30-day period shall not relieve the Seller of its liability with respect to such Claim except to the extent that Purchaser’s failure to give notice within such period causes damages to Seller.

(b)                                If the Claim relates to a claim or the commencement of an action or proceeding by a Third Party against the Company and/or the Purchaser, then the Seller shall have, upon request within sixty (60) days after receipt of the Indemnification Notice (but not in any event after the settlement or compromise of such Claim), the right to defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Company and/or the Purchaser; provided, however, that if the Company and/or the Purchaser determines that there is a reasonable probability that a Claim may materially and adversely affect it, it shall at its own discretion have the right to defend (with the participation of the Seller, if the Seller so elects), compromise or settle such claim or suit, provided however the Seller has been timely informed of settlement negotiations. If the Seller shall decide that it will not defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Company and/or the Purchaser and the Company and/or the Purchaser shall incur costs directly or indirectly relating to this decision of the Seller, the Purchaser shall have full recourse against the Seller as to the costs incurred.

(c)                                 If the Claim does not relate to a claim or the commencement of an action or proceeding by a Third Party, the Seller shall have thirty (30) days after receipt of the Indemnification Notice during which it shall have the right to object to the subject matter and the amount of the Claim set forth in the Indemnification Notice by delivering written notice thereof to the Purchaser. If the Seller does not so object within such thirty-day period, it shall be conclusively deemed to have agreed that it is obligated to indemnify Purchaser for the matters set forth in the Indemnification Notice. If the Seller sends notice to the Purchaser objecting to the matters set forth in the Indemnification Notice, the Seller and the Purchaser shall use their best efforts to settle the Claim. If the Seller and the Purchaser are unable to settle the Claim, the matter shall be resolved in the manner set forth in Article 12.2 of this Agreement.

ARTICLE 7 – NON-COMPETITION

7.1.                              Blyth and the Seller hereby undertake towards both the Purchaser and the Company that they will not themselves or allow any of the companies of their group without the prior written consent of the Purchaser,

(a)                                  use the name “Kaemingk” or any abbreviation thereof or any combination including such name, or the logo of the Company.

(b)                                 persuade or cause, or attempt to persuade any employee or any distributor or commercial agent of the Company to terminate his relationship with the Company, or employ or engage any such person within 1 (one) year after Closing, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and the Company;

7.2.                             The Purchaser and Van Tol hereby undertake towards the Seller that they will not themselves or allow any of the companies of their group without the prior written consent of the Seller,

(a)                                  persuade or cause, or attempt to persuade any employee or any distributor or commercial agent of Blyth or a company belonging to Blyth’s group to terminate his relationship with Blyth or a company belonging to Blyth’s group, or employ or engage any such person within 1 (one) year after Closing, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and Blyth or a company belonging to Blyth’s group;

ARTICLE 8 – MISCELLANEOUS

8.1                                 Parties’ Costs. Each Party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase of the Shares, provided that all costs associated with the Notarial Transfer Deed shall be borne by the Purchaser. The Company shall not pay any fees or other costs of outside advisors in connection with the transactions contemplated hereby.

8.2                                 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Seller:	Blyth Holding B.V.
c/o Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831

United States of America
Telephone No: +1 203 552 6617
Facsimile No: +1 203 552 4644
Attention: Marcia Pontius

With a copy to:	Baker & McKenzie, Attorneys at Law
Postbus 2720
1000 CS Amsterdam
The Netherlands
Telephone No: +31 20 55 17 555
Fascimile No: +31 20 626 79 49
Attention: Jeroen Hoekstra

To the Purchaser:	SMF Management Consultants
Dijkstraat 14, 7121 ET Aalten,
The Netherlands
Telephone No: + 31 543 47 31 51
Facsimile No: + 31 543 47 34 68

With a copy to:	NautaDutilh N.V.
G.J. Rooijens
Weena 750
3014 DA Rotterdam
The Netherlands
Telephone No: +31 10 224 0272
Facsimile No: +31 10 224 0055

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched.

8.3                                 Waiver. No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Seller of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.4                                 Assignment. This Agreement and the rights thereunder shall be assignable only by the Purchaser.

8.5                                 Entire Agreement. This Agreement (together with any documents referred to herein or executed contemporaneously or at Closing by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement and it is expressly declared that no variations of this Agreement shall be effective unless made in writing and executed by the Parties.

8.6                                 Continuity of obligations. All the provisions of this Agreement shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations that have been fully performed at Closing).

8.7                                 Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

8.8                                 Other Rights and Remedies. Any right of termination conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of termination shall constitute a waiver by the Purchaser of any such other right or remedy.

8.9                                 Further acts. Upon and after Closing the Seller and the Purchaser shall do and execute or cause to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement.

8.10                           Merger Committee. The Parties have notified the Merger Committee pursuant to the Fusiegedragsregels 2000 (Schedule 4).

8.11                           Interpretation. This Agreement shall constitute an allocation of risks between the parties. The Parties deem the security they may derive from the provisions of this Agreement essential.

8.12                           Waiver of Rights. To the extent permitted by law, the Parties hereby waive their rights under Articles 6:228 through 6:230 and 6:265 through 6:272, respectively, of the Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of mistake (dwaling) (which shall include a partial amendment of this Agreement based upon an alleged mistake), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of this Agreement.

8.13                           Exclusivity of Remedies. The Purchaser hereby confirms that with respect to Article 7:17 of the Dutch Civil Code, this Agreement and the Warranties which are included herein, are Purchaser’s expectancy with respect to this Agreement, as contemplated by Article 7:17.

8.14                           To the extent this is reasonably required by the Seller, the Purchaser shall procure that the Company shall without delay provide to the Seller such information and access to, and copies of, the corporate books and records of each of the Company, and provide such other assistance (e.g., by making available employees to provide additional information and explanation of any materials so provided) as may reasonably be requested by the Seller, as being necessary or incidental to the Seller in properly fulfilling its obligations pursuant to Tax laws and regulations or otherwise dealing with Tax affairs in respect of the period prior to the Closing Date. If with respect to the period prior to the Closing Date the Company is notified of a Tax audit, or receives an assessment or other correspondence from the Tax authorities, the Purchaser shall (and the Purchaser shall procure that the Company shall) promptly inform the Seller, and the

Seller and the Purchaser and the Company shall consult with each other and seek agreement on the appropriate course of action, taking into account the best interests of the Seller.

8.15                           Original Agreement. The Parties agree that the Original Agreement will terminate immediately upon Closing, as the Company is to be sold and will be transferred by the Seller to the Purchaser subject to Closing. Parties acknowledge that each Party has fulfilled its obligations under the Original Agreement and each Party hereby waives any right it may have under the Original Agreement.

ARTICLE 9 – RESTRICTION ON ANNOUNCEMENTS

9.1                                 Each of the Parties hereto undertake that prior to Closing and thereafter it will not (save as required by law) make any announcement in connection with this Agreement, unless the other Party hereto shall have given its written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions), it being expressly understood that Seller may disclose this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the execution of this Agreement and in such other forms as shall be required to be filed with the Securities and Exchange Commission.

ARTICLE 10 – CONFIDENTIAL INFORMATION

10.1                           Non-disclosure. The Parties undertake that they shall treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or any member of their group and subject to the provisions of Article 10.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such Confidential Information and shall use their best endeavours to prevent the publication or disclosure of any such information.

10.2                           Exceptions. The restrictions contained in Article 10.1 shall not apply so as to prevent the Parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Article shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Article by the Parties.

ARTICLE 11 – GUARANTOR

Blyth as Guarantor. Blyth hereby irrevocably and unconditionally guarantees (i) the due performance by the Seller of its respective obligations under, and compliance by the Seller with the terms of, this Agreement, and (ii) the full and prompt payment when due of all obligations and liabilities of the Seller to the Purchaser under this Agreement. The obligations of Blyth hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Purchaser any sum or sums which the Seller may be or become liable to pay hereunder without the need for any claim or recourse on the part of the Purchaser against the Seller.

ARTICLE 12 – GOVERNING LAW AND JURISDICTION

12.1                           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

12.2                           Forum. All disputes arising in connection with this Agreement, or further agreements or contracts resulting thereof, shall be submitted to the competent court in Amsterdam (subject to appeal as provided by law).

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SELLER:
BLYTH HOLDING B.V.

By:
Title:

PURCHASER:
SMF MANAGEMENT CONSULTANTS B.V.

By: Neijenveste Holding B.V.
Title: managing director
By: Mr. J. van Tol
Title: managing director

GUARANTOR:
BLYTH, INC.

By:
Title:

And exclusively for Article 7 (Non-Competition):

JOHANNES VAN TOL